Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ONE WORLD PHARMA, INC.,

OWP MERGER SUBSIDIARY, INC.

and

OWP VENTURES, INC.

February 21, 2019

LIST OF SCHEDULES AND EXHIBITS

Schedules
Schedule 4.3(a)	- Stockholders
Schedule 4.3(b)	- Option Holders
Schedule 4.3(c)	- Convertible Note Holders

Exhibit A	Post-Closing Directors and Officers of Parent

i

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is entered into as of February 21, 2019 by and among ONE WORLD PHARMA, INC., a Nevada corporation (“Parent”), OWP MERGER SUBSIDIARY, INC, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and OWP VENTURES, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company, through its subsidiaries, is primarily engaged in the business of cultivating and selling cannabis and cannabis products;

WHEREAS, the Board of Directors of each of Parent, Merger Sub and the Company has approved, and deems it advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent, which acquisition is to be effected by the merger of Merger Sub with and into the Company, with the Company being the surviving entity (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement (as defined herein); and

WHEREAS, the parties hereto intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of Section 368(a)(2)(E) of the Code.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms used in this Agreement shall have the following meanings:

“Agreement” shall mean this Agreement and Plan of Merger, including the schedules and exhibits attached hereto or referred to herein, as the same may be amended or modified from time to time in accordance with the provisions hereof.

“By-laws” shall have the meaning given to such term in Section 2.3(b) hereof.

“Certificate of Incorporation” shall have the meaning given to such term in Section 2.3(a) hereof.

“Closing” shall have the meaning given to such term in Section 2.5 hereof.

“Closing Date” shall have the meaning given to such term in Section 2.5 hereof.

“Code” shall have the meaning given to such term in the third recital to this Agreement.

“Commission” shall mean the United States Securities and Exchange Commission.

“Common Stock Options” shall have the meaning given to such term in Section 3.3 hereof.

“Company” shall have the meaning given to such term in the preamble to this Agreement.

“Company Common Stock” shall mean the common stock, par value $.001 per share, of the Company.

“Company Material Adverse Effect” shall mean any change, effect or circumstance that by itself, or together with other changes, effects and circumstances is materially adverse or is reasonably likely to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or operations of the Company.

“Contract” shall have the meaning given to such term in Section 4.4 hereof.

“Consents” shall mean any permits, filings, notices, licenses, consents, authorizations, accreditation, waivers, approvals and the like of, to, with or by any Person.

“Convertible Notes” shall have the meaning given to such term in Section 3.4 hereof.

“DGCL” shall mean the General Corporation Law of the State of Delaware, as amended.

“Dissenting Shares” shall have the meaning given to such term in Section 3.2(b) hereof.

“Effective Time” shall have the meaning given to such term in Section 2.2 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations issued thereunder.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States consistently applied.

“Liability” shall mean any liability, debt, obligation, deficiency, tax, penalty, fine, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

“Merger” shall have the meaning given to such term in the second recital to this Agreement.

“Merger Sub” shall have the meaning given to such term in the preamble to this Agreement.

“Parent” shall have the meaning given to such term in the preamble to this Agreement.

“Parent Common Stock” shall mean the common stock, par value $.001 per share, of the Parent.

“Parent Financial Statements” shall have the meaning assigned to such term in Section 5.8 hereof.

“Parent SEC Documents” shall have the meaning assigned to such term in Section 5.7(b) hereof.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, trust or other entity or organization, including any government or political subdivision or an agency or instrumentality thereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations issued thereunder.

“Stockholder” shall mean any record holder of Company Common Stock.

“Surviving Corporation” shall have the meaning given to such term in Section 2.1 hereof.

ARTICLE II
THE MERGER

Section 2.1 Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with Section 251 of the DGCL. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the corporation surviving the Merger (sometimes hereinafter referred to as the “Surviving Corporation”).

Section 2.2 Effective Time. The Company and Merger Sub shall cause a certificate of merger to be filed on the Closing Date (or on such other date as the Company and Parent may agree in writing) with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL, and shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed in accordance with Section 251 of the DGCL with the Secretary of State of the State of Delaware or such later time as specified in the certificate of merger, and such time is hereinafter referred to as the “Effective Time.”

Section 2.3 Certificate of Incorporation; By-laws; Directors and Officers.

(a) The certificate of incorporation of the Company as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation (the “Certificate of Incorporation”) from and after the Effective Time until thereafter changed or amended as provide therein or in accordance with applicable law, except that except that Article IV of the Certificate of Incorporation shall be amended and restated to read as follows: “The total number of shares which the Corporation is authorized to issue is One Thousand (1,000) shares of common stock, $0.0001 par value per share (the “Common Stock”).”

(b) The by-laws of the Company as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation (the “By-laws”) from and after the Effective Time until thereafter changed or amended as provided therein or in accordance with applicable law.

(c) The officers and directors of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The individuals identified on Exhibit A shall, from and after the Effective Time, be the officers and directors of the Parent until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-laws of Parent.

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. The Company acknowledges that, upon the effectiveness of the Merger, Parent shall have the absolute and unqualified right to deal with the assets and business of the Surviving Corporation as its own property without limitation on the disposition or use of such assets or the conduct of such business.

Section 2.5 Closing. The consummation of the transactions contemplated by this Agreement, including the Merger (the “Closing”), shall take place: (a) at the offices of Fox Rothschild LLP, 101 Park Avenue, New York, New York at 10:00 a.m. local time on the date hereof; or (b) at such other place, time and date as the Company and Parent may agree in writing (the “Closing Date”).

ARTICLE III
MERGER CONSIDERATION; CONVERSION OF SECURITIES

Section 3.1 Manner and Basis of Converting Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or Merger Sub or the holders of any outstanding shares of capital stock or other securities of the Company, Parent or Merger Sub:

(a) Merger Sub Stock. Each share of common stock, par value $.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of capital stock, par value $.001 per share, of the Surviving Corporation, such that Parent shall be the holder of all of the issued and outstanding shares of capital stock of the Surviving Corporation following the Merger.

(b) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one (1) share of Parent Common Stock.

(c) Cancellation of Company-Owned Stock. Each share of Parent Common Stock that is owned by the Company immediately prior to the Effective Time shall be automatically cancelled and retired and shall cease to exist.

(d) Treasury Stock. Notwithstanding any provision of this Agreement to the contrary, each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be canceled in the Merger and shall not be converted into the right to receive any shares of capital stock or other securities of Parent.

Section 3.2 Issuance of Certificates.

(a) Certificates. Within a reasonable time after the Effective Time, Parent shall cause to be mailed and issued to each former holder of record of Company Common Stock (as set forth on Schedule 4.3(a)) that was converted into the right to receive Parent Common Stock pursuant to Section 3.1 hereof, a certificate or certificates registered in the name of such former record holder representing the number of shares of Parent Common Stock that such former record holder is entitled to receive in accordance with Section 3.1 hereof.

(b) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a Stockholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares of Company Common Stock in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be entitled to vote for any purpose or receive dividends, shall not be converted into the right to receive Parent Common Stock in accordance with Section 3.1 hereof, and shall only be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if, after the Effective Time, such Stockholder fails to perfect or withdraws or loses his or her right to appraisal or otherwise fails to establish the right to be paid the value of such Stockholder’s shares of Company Common Stock under the DGCL, such shares of Company Common Stock shall be treated as if they had converted as of the Effective Time into the right to receive Parent Common Stock in accordance with Section 3.1 hereof, and such shares of Company Common Stock shall no longer be Dissenting Shares.

(c) Stock Transfer Books. At the Effective Time, the stock transfer books of the Company will be closed and there will be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.

Section 3.3 Options. The Company has issued and outstanding options to purchase shares of Company Common Stock (collectively, the “Common Stock Options”). At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or Merger Sub or the holders of any outstanding Common Stock Options, the right to acquire a share of Company Common Stock under each Common Stock Option shall be converted into the right to acquire one (1) share of Parent Common Stock at an exercise price equal to the exercise price stated in the Common Stock Option, subject in all respects to all other terms and conditions of the Common Stock Option. Except for the change in security underlying the Common Stock Options from Company Common Stock to Parent Common Stock, it is the intent of the parties hereto that the Common Stock Options shall continue after the Effective Time, and that the terms and conditions of the Common Stock Options shall otherwise remain unchanged.

Section 3.4 Convertible Notes. The Company has issued certain convertible promissory notes that upon conversion, entitle the holder to be issued shares of Company Common Stock (collectively, the “Convertible Notes”). At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or Merger Sub or the holders of any outstanding Convertible Note, the right to acquire a share of Company Common Stock under each Common Stock Option shall be converted into the right to acquire one (1) share of Parent Common Stock at a conversion price equal to the conversion price stated in the Convertible Note, subject in all respects to all other terms and conditions of the applicable Convertible Note. Except for the change in security underlying the Convertible Notes from Company Common Stock to Parent Common Stock, it is the intent of the parties hereto that the Convertible Note shall continue after the Effective Time, and that the terms and conditions of the respect Convertible Notes shall otherwise remain unchanged.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent as follows:

Section 4.1 Organization. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified or authorized to conduct business and is in good standing (or its equivalent) as a foreign corporation or other entity in all jurisdictions in which the ownership or use of its assets or nature of the business conducted by it makes such qualification or authorization necessary, except where the failure to be so duly qualified, authorized and in good standing would not have a Company Material Adverse Effect. Except for One World Pharma S.A.S., which is a wholly-owned subsidiary of the Company, the Company has no subsidiaries.

Section 4.2 Authorization; Validity of Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by the Board of Directors and Stockholders of the Company and no other action on the part of the Company or any of its Stockholders is necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company (and assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub) is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3 Capitalization.

(a) Common Stock. As of the date hereof, the authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock, of which 39,425,398 shares of Company Common Stock are issued and outstanding. Schedule 4.3(a) sets forth (i) the name of each Person owning shares of Company Common Stock and (ii) the number of shares of Company Common Stock owned by each such Person. All the outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable.

(b) Options. As of the date hereof, there are issued and outstanding Company Stock Options to purchase 825,000 shares of Company Common Stock. Schedule 4.3(b) sets forth (i) the name of each Person owning a Company Stock Option, (ii) the number of shares of Company Common Stock subject to each such Company Stock Option, and (iii) the exercise price of each such Company Stock Option.

(c) Convertible Notes. As of the date hereof, there are issued and outstanding Convertible Notes in the aggregate principal amount of $300,000. Schedule 4.3(c) sets forth (i) the name of each Person owning a Convertible Note, (ii) the principal amount of each such Convertible Note, and (iii) the conversion price of each such Convertible Note.

Section 4.4 Consents and Approvals; No Violations. Except for filing of the certificate of merger with the Secretary of State of the State of Delaware, neither the execution, delivery or performance of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) violate any provision of its certificate of incorporation or by-laws; (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, require the consent of or result in the creation of any encumbrance upon any of the properties of the Company under, any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument (collectively, “Contract”) to which the Company or any of its properties may be bound; (iii) require any Consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental entity by or with respect to the Company; or (iv) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its properties or assets.

Section 4.5 Broker’s and Finder’s Fees. Neither the Company nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage or finder’s fee or commissions or similar payment in connection with the Merger.

Section 4.6 Investment Representations.

(a) The Company has informed each of the Stockholders (i) that the shares of Parent Common Stock to be issued to such Stockholder pursuant to this Agreement (the “Parent Shares”) have not been registered for sale under any federal or state securities laws, and that such Parent Shares are being offered and sold to such Stockholder pursuant to an exemption from registration provided under Section 4(2) of the Securities Act, (ii) that such Stockholder is acquiring such Parent Shares for such Stockholder’s own account for investment purposes and without a view to any distribution thereof, (iii) that Purchaser may rely on a certificate signed by such Stockholder containing the representations and warranties substantially as set forth in this Section 4.6(a) hereto for purposes of claiming such exemption, and (iv) that such Stockholder must bear the economic risk of the investment in such Parent Shares for an indefinite period of time as such Parent Shares cannot be sold unless subsequently registered under such laws or unless an exemption from registration is available.

(b) Each Stockholder has previously certified in writing to the Company, no earlier than 120 days prior to the date hereof, that it is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

(c) The Company understands and agrees that the certificates evidencing the Parent Shares shall bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT.”

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND Merger Sub

Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 5.1 Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of its State of incorporation or organization. Since the date of its formation, except as disclosed in the SEC Documents, Parent has not (i) engaged in any business activities or conducted any operations other than in connection with its organization and complying with its reporting obligations under the Exchange Act, or (ii) owned any assets or property (other than cash and cash equivalents).

Section 5.2 Authorization; Validity of Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and all other agreements and instruments to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by the Board of Directors of each of Parent and Merger Sub and the stockholders of Merger Sub, and no other action on the part of either of Parent and Merger Sub is necessary to authorize the execution and delivery of this Agreement and the consummation by either of Parent or Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent and Merger Sub (and assuming due and valid authorization, execution and delivery hereof by the Company) is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 5.3 Consents and Approvals; No Violations. Except for filing of the certificate of merger with the Secretary of State of the State of Delaware, neither the execution, delivery or performance of this Agreement by either of Parent and Merger Sub nor the consummation of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or by-laws of Parent or Merger Sub; (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, require the consent of or result in the creation of any Lien upon any of the properties of Parent or Merger Sub under, any Contract to which Parent or Merger Sub or any of their properties may be bound; (iii) require any Consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental entity by or with respect to Parent or any subsidiary of Parent, or (iv) violate any law applicable to any of Parent or Merger Sub or any of their respective properties or assets.

Section 5.4 Capitalization of Parent. The authorized capital stock of Parent consists of 75,000,000 shares of Parent Common Stock, of which 447,500 are issued and outstanding (without taking into consideration the issuance of Parent Common Stock in the Merger). Parent has no outstanding options, rights or commitments to issue shares of Parent Common Stock or any capital stock or other securities of Parent or Merger Sub, and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Parent Common Stock or any capital stock or other securities of Parent or Merger Sub There is no voting trust, agreement or arrangement among any of the beneficial holders of Parent Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Parent Common Stock. All outstanding shares of the capital stock of Parent are validly issued and outstanding, fully paid and nonassessable, and none of such shares have been issued in violation of the preemptive rights of any person.

Section 5.5 Merger Sub. Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Parent, was formed specifically for the purpose of the Merger and has not conducted any business or acquired any property. Parent owns all of the issued and outstanding capital stock of Merger Sub, and Merger Sub has no outstanding options, warrants or rights to purchase capital stock or other securities of the Merger Sub. Except for Merger Sub, the Parent has no subsidiaries.

Section 5.6 Validity of Shares. The shares of Parent Common Stock to be issued in accordance with Article III hereof, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable.

Section 5.7 SEC Reporting and Compliance.

(a) Parent has filed with the Commission all registration statements, proxy statements, information statements and reports required to be filed pursuant to the Exchange Act.

(b) True and complete copies of the registration statements, information statements and other reports (collectively, the “Parent SEC Documents”) filed by the Parent with the Commission are available to the Company via the Commission’s edgar system. None of the Parent SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading.

(c) Parent is not an “investment company” within the meaning of Section 3 of the Investment Company Act.

(d) To the best knowledge of the Parent, the Parent has complied with the Securities Act, Exchange Act and all other applicable federal and state securities laws.

Section 5.8 Financial Statements. The balance sheets, and statements of income, stockholders’ equity and cash flows contained in the Parent SEC Documents (the “Parent Financial Statements”) (i) have been prepared in accordance with GAAP, (ii) are in accordance with the books and records of the Parent, and (iii) present fairly in all material respects the financial condition of the Parent at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified.

Section 5.9 No General Solicitation. In issuing Parent Common Stock in the Merger hereunder, neither Parent nor anyone acting on its behalf has offered to sell Parent Common Stock by any form of general solicitation or advertising.

Section 5.10 Absence of Undisclosed Liabilities. Neither Parent nor Merger Sub has any Liability arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in the Parent SEC Documents, or (b) to the extent set forth on or reserved against in the balance sheet of Parent as at September 30, 2018 or the notes to the Parent Financial Statements or arising in the ordinary course of business subsequent to such date.

Section 5.11 Broker’s and Finder’s Fees. Neither Parent or Merger Sub, nor any of their respective officers, directors or employees, have employed any broker or finder or incurred any liability for any brokerage or finder’s fee or commissions or similar payment in connection with the Merger

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, Merger Sub and the Company shall take all such necessary action.

ARTICLE VII
MISCELLANEOUS

Section 7.1 Amendments. Subject to applicable law, this Agreement may be amended or modified by the parties hereto by written agreement executed by each party to be bound thereby and delivered by duly authorized officers of the parties hereto at any time prior to the Effective Time; provided, however, that after the approval of the Merger by the Stockholders, no amendment or modification of this Agreement shall be made that by law requires further approval from the Stockholders without such further approval.

Section 7.2 Notices. Any notice, request, instruction, other document or communications to be given hereunder by any party hereto to any other party hereto shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon receipt of a transmission confirmation (with a confirming copy delivered personally or sent by overnight courier) if sent by facsimile or like transmission, or (c) on the next business day when sent by Federal Express, United Parcel Service, U.S. Express Mail or other reputable overnight courier for guaranteed next day delivery, as follows:

If to Parent or Merger Sub, to:	One World Pharma, Inc. Attention: Craig Ellins 3471 West Oquendo Road, Suite 301 Las Vegas, Nevada 89118

with a copy to:
Fox Rothschild, LLP Attention: Alison Newman 101 Park Avenue New York, NY 10178

If to the Company, to:	OWP Ventures, Inc. Attention: Craig Ellins 3471 West Oquendo Road, Suite 301 Las Vegas, Nevada 89118

with a copy to:
Fox Rothschild, LLP Attention: Alison Newman 101 Park Avenue New York, NY 10178

or to such other persons or addresses as may be designated in writing by the party to receive such notice. Nothing in this Section 7.2 shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including arbitration arising in connection with this Agreement), which service shall be effected as required by applicable law.

Section 7.3 Entire Agreement. This Agreement, together with the schedules and the exhibits attached hereto or referred to herein, constitute the entire agreement of the parties hereto, and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, with respect to the subject matter hereof and thereof.

Section 7.4 Expenses. Except as otherwise expressly provided herein, whether or not the Merger occurs, all expenses and fees incurred by Parent on one hand, and the Company on the other, shall be borne solely and entirely by the party that has incurred the same; provided, that if the Merger occurs, Parent agrees to pay, and shall cause the Surviving Corporation to pay, any unpaid fees and expenses of the Company (including fees and expenses of its counsel and other advisors) in connection with the consummation of the transactions contemplated by this Agreement.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to amend or modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 7.6 Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without, in the case of Parent, the prior written approval of the Company and, in the case of the Company, the prior written approval of Parent.

Section 7.7 No Third Party Beneficiaries. Except as set forth in Section 7.6, nothing herein expressed or implied shall be construed to give any person other than the parties hereto (and their successors and assigns as permitted herein) any legal or equitable rights hereunder.

Section 7.8 Counterparts; Delivery by Facsimile. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 7.9 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.10 Governing Law. This Agreement and the agreements, instruments and documents contemplated hereby shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to its conflicts of law principles.

Section 7.11 Dispute Resolution. The parties hereto shall initially attempt to resolve all claims, disputes or controversies arising under, out of or in connection with this Agreement by conducting good faith negotiations amongst themselves. If the parties hereto are unable to resolve the matter following good faith negotiations, the matter shall thereafter be resolved by binding arbitration and each party hereto hereby waives any right it may otherwise have to the resolution of such matter by any means other than binding arbitration pursuant to this Section 7.11. Whenever a party shall decide to institute arbitration proceedings, it shall provide written notice to that effect to the other parties hereto. The party giving such notice shall, however, refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. During this period, the parties shall make good faith efforts to amicably resolve the claim, dispute or controversy without arbitration. Any arbitration hereunder shall be conducted under the commercial arbitration rules of the American Arbitration Association. Any such arbitration shall be conducted in New York, New York by a panel of three arbitrators: one arbitrator shall be appointed by each of Parent and Company; and the third shall be appointed by the American Arbitration Association. The panel of arbitrators shall have the authority to grant specific performance. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on the claim, dispute or controversy in question would be barred under this Agreement or by the applicable statute of limitations. The prevailing party in any arbitration in accordance with this Section 10.15 shall be entitled to recover from the other party, in addition to any other remedies specified in the award, all reasonable costs, attorneys’ fees and other expenses incurred by such prevailing party to arbitrate the claim, dispute or controversy.

Section 7.12 Interpretation.

(a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(b) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof”, “hereby”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto, unless the context requires otherwise.

(f) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

COMPANY:

OWP VENTURES, INC.

By:	/s/ Craig Ellins
Name:	Craig Ellins
Title:	Chief Executive Officer

PARENT:

ONE WORLD PHARMA, INC.

By:	/s/ Craig Ellins
Name:	Craig Ellins
Title:	Chief Executive Officer

MERGER SUB:

OWP MERGER SUBSIDIARY, INC.

By:	/s/ Craig Ellins
Name:	Craig Ellins
Title:	President